Exhibit 99.1

STATE OF VERMONT
PUBLIC SERVICE BOARD

Joint Petition of Verizon New England Inc.,	)
d/b/a Verizon Vermont, Certain Affiliates	)
Thereof, and FairPoint Communications,	)	Docket No. 7270
Inc. for approval of an asset transfer,	)
acquisition of control by merger and	)
associated transactions	)

STIPULATION AMONG FAIRPOINT COMMUNICATIONS, INC.,
VERIZON NEW ENGLAND INC. AND THE VERMONT
DEPARTMENT OF PUBLIC SERVICE

With respect to the above-captioned docket, FairPoint Communications, Inc. (“FairPoint”), Verizon New England Inc., d/b/a Verizon Vermont on behalf of itself and its affiliates NYNEX Long Distance Company, Verizon Select Services Inc., Bell Atlantic Communications Inc., Northern New England Telephone Operations LLC, and Enhanced Communications of Northern New England Inc. (collectively, “Verizon”), and the Vermont Department of Public Service (“Department” or “DPS”) stipulate and agree as follows:

WHEREAS, on January 31, 2007, Verizon and FairPoint filed a Joint Petition under 30 V.S.A. § 107, 109, 231 and 311, seeking an order approving the transaction pursuant to which FairPoint will acquire Verizon’s local exchange and long distance businesses in Vermont (the “Proposed Merger and Related Transactions”);

WHEREAS, the Vermont Public Service Board (the “Board”) issued an order dated December 21, 2007 in which the Board denied the petition filed by FairPoint and Verizon and stated that: “we are persuaded that the proposed acquisition offers potential benefits to the Vermont customers now served by Verizon: (1) improved service quality; (2) expansion of broadband coverage to reach over 80 percent of Verizon’s current customers, along with faster speeds; (3) a commitment to make adequate investment in the infrastructure; (4) expanded service offerings; and (5) the presence of a company whose major interest is providing wireline telecommunications service in Vermont and the other northern New England states;”

WHEREAS, the Board stated that “because of these potential benefits, we remain open to a new filing from FairPoint that seeks to address the financial concerns that we describe in this Order,” and stated that “we will leave this docket open for a period of time to permit FairPoint and Verizon to modify their proposal” to address the Board’s concerns;

WHEREAS, the Board further stated “but for these financial risks, we would approve the merger;” and

WHEREAS, the Department filed testimony raising certain concerns regarding the proposed transaction, and since the issuance of the order the Department, FairPoint and Verizon have engaged in settlement negotiations and have settled certain matters pertaining to the joint petition of FairPoint and Verizon.

NOW, THEREFORE, FairPoint, Verizon and the Department stipulate and agree as follows:

1.    Capital Expenditures/Dividend Restriction. During the three years following the Closing Date, FairPoint shall make, on average, annual capital investments in Vermont in the following minimum amounts:

First Year:                                                                            $ 41,000,000.00

Average of First Two Years:                                            $ 40,000,000.00

Average of First Three Years:                                          $ 40,000,000.00

To assure investment in the network occurs as projected by FairPoint, total dividend payments by FairPoint to its common shareholders following the two year anniversary of

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the closing will be reduced the following year by the amount in which the annual average capital expenditures made in Vermont over the two years is less than $40 million, and dividends paid in the year following the three year anniversary will be reduced by the amount in which the annual average capital expenditures over the three-year period is less than $40 million.

2.            Further Dividend Restrictions.

(a)    Beginning with the first full quarterly dividend paid after the closing of the Merger, FairPoint shall reduce its aggregate annual dividends payable on common stock (currently $1.59 per share) by 35% which is effectively an annual reduction of approximately $49.7 million from current projected levels after the Merger. FairPoint shall not be allowed to subsequently increase its per share dividend until this limitation is terminated pursuant to paragraph 4.

(b)    FairPoint shall not declare or pay any dividend on the common stock of FairPoint following the end of any three consecutive fiscal quarters during which the Leverage Ratio exceeds 5.50 (reduced to 5.0 at and after the fifth full calendar quarter following the Closing Date) or the Interest Coverage Ratio is less than 2.25. FairPoint shall use funds that would otherwise be available to pay dividends but for this restriction to first repay outstanding borrowings under its revolving credit agreement and second to prepay Term Loan borrowings (unless the loan agreements require a different order of payment) until such repayments reduce the debt as of the end of the last respective quarter such that the Leverage Ratio is reduced to 5.5 or 5.0, respectively. (There will not be any limitation on dividends paid during the first two full fiscal quarters following the closing beyond the reduction agreed to in paragraph 2(a).)

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(c)    FairPoint shall limit the cumulative amount of payments of dividends on its outstanding common stock (excluding the first two full quarterly dividend payments after the closing) to not more than the cumulative adjusted free cash flow (before dividends) generated from and after the Closing Date.

(d)    The conditions in paragraphs (b) and (c) will not be effective until the third full fiscal quarter following the closing, to be consistent with the proposed credit agreement. For all purposes in this Stipulation Leverage Ratio shall be defined as the ratio of Total Indebtedness to Adjusted EBITDA. In calculating the Leverage Ratio, for purposes of this Stipulation, FairPoint shall use the outstanding gross debt amount reduced by any available cash balance, provided that the amount of cash netted against gross debt shall be no more than $25 million. The definitions of Total Indebtedness and Adjusted EBITDA shall be the same as those contained in FairPoint's current loan documents and as modified by the terms of the new loan documents.

3.    Debt Reduction. Beginning in the first quarter of 2009, FairPoint agrees to pay the higher of $35,000,000 annually, or 90% of annual Free Cash Flow, to be applied equally in each fiscal quarter, towards the permanent reduction of the principal amount of the Term Loan(s).  Free Cash Flow is defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred.  (For the first year of operations, this calculation would include all adjustments permitted by the current and the new loan documents.)

4.    Termination of Financial Conditions. The requirements and conditions in paragraphs 2(a), (b) & (c) and 3, above, shall terminate upon FairPoint achieving a

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Leverage Ratio of 3.5 for any three consecutive fiscal quarters, provided that if within two years of the end of such three consecutive fiscal quarters achieving the Leverage Ratio of 3.5, the Leverage Ratio exceeds 4.0 for any three consecutive quarters, the limitations and conditions in paragraphs 2(a), (b) & (c) and 3 will become effective and remain effective until the earlier of five years after the end of such three consecutive fiscal quarters achieving a Leverage Ratio of 3.5 or ten years after the Closing Date. In any event, the limitations and conditions in paragraphs 2(a), (b) & (c), 3 and 4 shall terminate no later than ten years after the Closing Date. (For the purpose of clarity, if over the ten year period FairPoint does not achieve the Leverage Ratio of 3.5 for three consecutive quarters, the limitations and conditions remain in effect over the entire ten year period.)

5.    Working Capital Adjustment. Verizon will provide at or before closing a contribution to Northern New England Spinco Inc. (“Spinco”) that will increase Spinco's working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as of the date hereof. FairPoint shall use $235.5 million to repay permanently (or otherwise not incur), not later than 30 days after the closing of the Merger, the Term Loan or the Spinco Securities issued or incurred at closing.

6.    At closing, FairPoint will adopt the Performance Enhancement Plan to support its service quality and broadband commitments, attached to the Stipulation as Attachment A-1.  The Department, Verizon and FairPoint agree that as a result of the agreements and merger conditions contained in this Stipulation, there is no need for the Board to include

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the Department’s proposed condition number 6 (concerning restrictions on cash transfers to the FairPoint parent company) in its order.

7.    FairPoint has agreed to an independent third party monitor for the Transition Services Agreement cutover process pursuant to the scope of work (“FairPoint Cutover Monitoring Statement of Scope”, attached as Attachment A-2) established by representatives of the Department, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission, to be paid for by FairPoint.

8.    Prior to the Merger closing, Verizon, Spinco and FairPoint shall amend their transaction agreements to the extent required to reflect the applicable terms expressly set forth herein.

9.    FairPoint, Verizon and the Department agree that the Board should approve the Proposed Merger and Related Transactions pursuant to 30 V.S.A. §107, 109, 231 and 311, subject to the conditions set forth in Paragraphs 1-7 of this Stipulation and the conditions outlined in Appendix B of the Board’s order in this docket dated December 21, 2007, other than those conditions for which FairPoint and Verizon seek modification or reconsideration in a timely fashion.  Nothing in this stipulation shall bar FairPoint or Verizon from seeking reconsideration or modification of any of the Board's proposed conditions in Appendix B, nor shall the Department be foreclosed from opposing any such request.  The Department agrees that, subject to these conditions, such transactions (including designation of Northern New England Telephone Operations LLC, as an Eligible Telecommunications Carrier under 47 U.S.C. §214( e ) and in

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compliance with 47 C.F.R. §54.201), will promote the public good and the general good of the state.

10.    FairPoint, Verizon and the Department agree to devote their best efforts toward Board approval of this Stipulation.

11.    The parties agree that this Stipulation shall not be construed by any party or tribunal as having precedential impact on any future proceeding involving the parties, except as necessary to implement this Stipulation or to enforce an order of the Board resulting from this Stipulation.

12.    This Stipulation shall be approved without modification or additional condition on the subjects addressed herein. This Stipulation represents the only agreement between the parties to the Stipulation and rejection of any part of this Stipulation constitutes a rejection of the whole and the Stipulation shall thereafter be null and void. In the event that the Merger does not close or this Stipulation and its terms are not adopted by the Board in their entirety and without modification, this Stipulation and all of the terms and conditions contained herein shall be null and void.

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Dated: January 8, 2008.

VERIZON NEW ENGLAND INC., NYNEX LONG
DISTANCE COMPANY, VERIZON SELECT SERVICES
INC., BELL ATLANTIC COMMUNICATIONS, INC.,
NORTHERN NEW ENGLAND SPINCO INC.,
NORTHERN NEW ENGLAND TELEPHONE
OPERATIONS LLC and ENHANCED
COMMUNICATIONS OF NORTHERN NEW
ENGLAND INC.

By their attorneys:

Dated: January 8, 2008	/s/ Alexander W. Moore
Alexander W. Moore
185 Franklin Street, 13th Floor
Boston, MA  02110-1585

Peter H. Zamore
Sheehey Furlong & Behm P.C.
30 Main Street, 6th Floor
Burlington, VT  05402-0066

FAIRPOINT COMMUNICATIONS, INC.

By its attorneys:

Dated:	/s/ Shirley J. Linn
Shirley J. Linn
Executive Vice President
and General Counsel
521 E. Morehead Street, Suite 250
Charlotte, NC  28202

Nancy S. Malmquist
Downs Rachlin Martin PLLC
90 Prospect Street, P.O. Box 99
St. Johnsbury, VT  05819-0099

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VERMONT DEPARTMENT OF PUBLIC SERVICE

By its attorneys:

Dated: January 8, 2008	By: /s/ June E. Tierney
June E. Tierney, Esq.
Special Counsel
Drawer 20
Chittenden Bank Building
112 State Street
Montpelier, VT  05620-2601

James H. Porter III, Esq.
Special Counsel
Drawer 20
Chittenden Bank Building
112 State Street
Montpelier, VT  05620-2601

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Attachment A-1

Intentionally omitted

Attachment A-2

Intentionally omitted